Pricing Supplement dated September 27, 2023	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-265158

$3,000,000 Barclays Bank PLC Autocallable Contingent Yield Market-Linked Notes

Linked to the S&P 500® Index due September 29, 2028

Investment Description

The Autocallable Contingent Yield Market-Linked Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the S&P 500® Index (the “Underlying”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Level of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter. The Issuer will automatically call the Notes if the Closing Level of the Underlying on any quarterly Observation Date, beginning on September 29, 2025, is greater than or equal to the Closing Level of the Underlying on the Trade Date (the “Initial Underlying Level”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon otherwise due on the Coupon Payment Date that is also the Maturity Date. Investing in the Notes involves significant risks. You may receive few or no Contingent Coupons during the term of the Notes. The repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk that you will receive few or no Contingent Coupons during the term of the Notes. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑ Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon for each quarter if the Closing Level of the Underlying on the applicable Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter.

❑ Automatic Call: The Issuer will automatically call the Notes if the Closing Level of the Underlying on any quarterly Observation Date, beginning on September 29, 2025, is greater than or equal to the Initial Underlying Level. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Repayment of Principal at Maturity: If the Notes are not automatically called, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon otherwise due on the Coupon Payment Date that is also the Maturity Date. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	September 27, 2023
Settlement Date:	September 29, 2023
Observation Dates:	Quarterly (callable beginning September 29, 2025)
Final Valuation Date:	September 27, 2028
Maturity Date:	September 29, 2028
[1] The Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE RETURN ON THE NOTES MAY BE LESS THAN THE AMOUNT THAT WOULD BE PAID ON A CONVENTIONAL DEBT SECURITY OF THE ISSUER OF COMPARABLE MATURITY. MARKET RISK ON THE NOTES IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Autocallable Contingent Yield Market-Linked Notes linked to the S&P 500® Index. The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000.

Underlying	Contingent Coupon Rate	Initial Underlying Level*	Coupon Barrier**	CUSIP/ ISIN
S&P 500® Index (SPX)	6.90% per annum	4,274.51	3,205.88, which is 75.00% of the Initial Underlying Level	06745NLD6 / US06745NLD65

* The Initial Underlying Level is the Closing Level of the Underlying on the Trade Date.

** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the underlying supplement dated June 27, 2022 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	$0	$1,000
Total	$3,000,000	$0	$3,000,000

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $991.60 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

2 All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $1,000 per Note and will not receive a sales commission. See “Supplemental Plan of Distribution” on page PS-19 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

♦	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

♦	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Autocallable Contingent Yield Market-Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

♦	You believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You understand and accept that you will not participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You are willing and able to hold Notes that will be called on the earliest quarterly Observation Date, beginning on September 29, 2025, on which the Closing Level of the Underlying is greater than or equal to the Initial Underlying Level, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You are willing to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities composing the Underlying.

♦	You understand and are willing to accept the risks associated with the Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

♦	You do not believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You are unable or unwilling to hold Notes that will be called on the earliest quarterly Observation Date, beginning on September 29, 2025, on which the Closing Level of the Underlying is greater than or equal to the Initial Underlying Level, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You are unwilling to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the securities composing the Underlying.

♦	You do not understand or are not willing to accept the risks associated with the Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “S&P 500® Index” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately five years, unless called earlier
Reference Asset[3]:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Level of the Underlying on any quarterly Observation Date, beginning on September 29, 2025, is greater than or equal to the Initial Underlying Level. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation Date, September 27, 2028, is the “Final Valuation Date.”
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the Closing Level of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

If the Closing Level of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:	The Contingent Coupon Rate is 6.90% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $17.25 per Note. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlying.
Payment at Maturity (per Note):

If the Notes are not automatically called, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus any Contingent Coupon otherwise due on the Coupon Payment Date that is also the Maturity Date.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Initial Underlying Level:	The Closing Level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Closing Level[3]:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day or if a market disruption event occurs on that Observation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Level of the Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain changes in or modifications to the Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline
Trade Date:	The Closing Level of the Underlying (the Initial Underlying Level) is observed, the Contingent Coupon Rate is set and the Coupon Barrier is determined.

Quarterly (callable beginning September 29, 2025):

If the Closing Level of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the Closing Level of the Underlying is less than the Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the Closing Level of the Underlying on any quarterly Observation Date, beginning on September 29, 2025, is greater than or equal to the Initial Underlying Level. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level is determined as of the Final Valuation Date.

If the Notes are not automatically called, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus any Contingent Coupon otherwise due on the Coupon Payment Date that is also the Maturity Date.

Investing in the Notes involves significant risks. You may receive few or no Contingent Coupons during the term of the Notes. The repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk that you will receive few or no Contingent Coupons during the term of the Notes. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates / Call Settlement Dates
December 27, 2023*	December 29, 2023*
March 27, 2024*	April 2, 2024*
June 27, 2024*	July 1, 2024*
September 27, 2024*	October 1, 2024*
December 27, 2024*	December 31, 2024*
March 27, 2025*	March 31, 2025*
June 27, 2025*	July 1, 2025*
September 29, 2025	October 1, 2025
December 29, 2025	December 31, 2025
March 27, 2026	March 31, 2026
June 29, 2026	July 1, 2026
September 28, 2026	September 30, 2026
December 29, 2026	December 31, 2026
March 30, 2027	April 1, 2027
June 28, 2027	June 30, 2027
September 27, 2027	September 29, 2027
December 29, 2027	December 31, 2027
March 27, 2028	March 29, 2028
June 27, 2028	June 29, 2028
September 27, 2028	September 29, 2028
*The Notes are NOT automatically callable until the eighth Observation Date, which is September 29, 2025. Thus, the first Call Settlement Date will be on or about October 1, 2025.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the securities composing the Underlying. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Level of the Underlying on an Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date. If the Closing Level of the Underlying is less than the Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Closing Level of the Underlying has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the eighth Observation Date, the total return on the Notes could be reduced by the Automatic Call Feature. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or the securities composing the Underlying.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately two years. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	Any payment on the Notes will be determined based on the Closing Levels of the Underlying on the dates specified — Any payment on the Notes will be determined based on the Closing Levels of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

♦	Repayment of principal applies only at maturity or upon any automatic call — You should be willing to hold your Notes to maturity or any automatic call. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the level of the Underlying is greater than or equal to the Coupon Barrier.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier may reflect greater expected volatility of the Underlying — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments. In addition, the economic terms of the Notes, including the Contingent Coupon Rate and the Coupon Barrier, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon will generally be indicative of a greater risk that you will receive few or no Contingent Coupons during the term of the Notes while a lower Coupon Barrier does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments.

♦	Owning the Notes is not the same as owning the securities composing the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying will rise or fall. There can be no assurance that the level of the Underlying will not close below the Coupon Barrier on any Observation Date. The level of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks associated with equities in general and the Underlying in particular, and the risk that you may not receive any Contingent Coupon payments throughout the term of the Notes.

♦	Tax Treatment — As discussed further below under “What Are the Tax Consequences of an Investment in the Notes?” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes, you will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

♦	The Underlying reflects the price return of the securities composing the Underlying, not the total return — The return on the Notes is based on the performance of the Underlying, which reflects changes in the market prices of the securities composing the Underlying. The Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Adjustments to the Underlying could adversely affect the value of the Notes — The sponsor of the Underlying may add, delete, substitute or adjust the securities composing the Underlying or make other methodological changes to the Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain material changes in or modifications to the Underlying. In addition, the sponsor of the Underlying may also discontinue or suspend calculation or publication of the Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. We will not pay compensation to the Agents in connection with the distribution of the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	Potential Barclays Bank PLC impact on the level of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlying on any date of determination in the event of certain changes in or modifications to the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the securities composing the Underlying;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $1,000 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis.

Term:	Approximately five years (unless called earlier)
Contingent Coupon Rate:	6.90% per annum (or 1.725% per quarter)
Contingent Coupon:	$17.25 per quarter
Hypothetical Initial Underlying Level:	100.00
Hypothetical Coupon Barrier:	75.00 (which is 75.00% of the hypothetical Initial Underlying Level)
Observation Dates:	Quarterly, as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement. The Notes will be automatically callable beginning on the eighth Observation Date.

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Level or Coupon Barrier. The hypothetical Initial Underlying Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Level. The actual Initial Underlying Level and Coupon Barrier are set forth on the cover of this pricing supplement. For historical Closing Levels of the Underlying, please see the historical information set forth under the section titled “S&P 500® Index” below. We cannot predict the Closing Level of the Underlying on any day during the term of the Notes, including on any Observation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the Closing Level of the Underlying on that Observation Date is less than the Coupon Barrier and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $1,000 principal amount.

Example 1 — Notes Are Automatically Called on the Eighth Observation Date

Observation Date	Closing Level	Payment (per Note)
First Observation Date	105.00	Closing Level of Underlying at or above Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $17.25 on first Coupon Payment Date.

Second Observation Date	50.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third to Seventh Observation Dates	Various (below Coupon Barrier)	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.

Eighth Observation Date	105.00	Closing Level of Underlying at or above Initial Underlying Level; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $17.25 on Call Settlement Date.

Total Payments (per Note):	Payment on Call Settlement Date:	$1,017.25 ($1,000 + $17.25)
	Prior Contingent Coupons:	$17.25 ($17.25 × 1)
	Total:	$1,034.50
	Total Return:	3.45%

Because the Closing Level of the Underlying is greater than or equal to the Initial Underlying Level on the eighth Observation Date (which is approximately two years after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $1,017.25 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Level of the Underlying was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $17.25 on the first Coupon Payment Date. However, because the Closing Level of the Underlying was less than the Coupon Barrier on the second through seventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $1,034.50 per Note for a total return of 3.45% on the Notes.

Example 2 — Notes Are NOT Automatically Called and Some Contingent Coupons Are Paid on the Notes

Observation Date	Closing Level	Payment (per Note)
First Observation Date	95.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $17.25 on first Coupon Payment Date.

Second Observation Date	80.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $17.25 on second Coupon Payment Date.

Third Observation Date	65.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically called. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.

Twentieth Observation Date (the Final Valuation Date)	80.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically called. Final Underlying Level at or above Coupon Barrier; Issuer pays principal plus Contingent Coupon of $17.25 on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$1,017.25 ($1,000 + $17.25)
	Prior Contingent Coupons:	$34.50 ($17.25 × 2)
	Total:	$1,051.75
	Total Return:	5.175%

Because the Closing Level of the Underlying was less than the Initial Underlying Level on each Observation Date on and after the eighth Observation Date (which is approximately two years after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level is greater than or equal to the Coupon Barrier, the Issuer will pay you on the Maturity Date $1,017.25 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of the Underlying was greater than or equal to the Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $17.25 on each of the first and second Coupon Payment Dates. However, because the Closing Level of the Underlying was less than the Coupon Barrier on the third through nineteenth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $1,051.75 per Note for a total return of 5.175% on the Notes.

Example 3 — Notes Are NOT Automatically Called and No Contingent Coupons Are Paid on the Notes

Observation Date	Closing Level	Payment (per Note)
First Observation Date	40.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	65.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Observation Date	40.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the eighth Observation Date. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically called. Closing Level of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.

Twentieth Observation Date (the Final Valuation Date)	45.00	Closing Level of Underlying below Initial Underlying Level; Notes NOT automatically called. Closing Level of Underlying below Coupon Barrier; Issuer pays principal but DOES NOT pay Contingent Coupon on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$1,000.00
	Prior Contingent Coupons:	$0.00
	Total:	$1,000.00
	Total Return:	0.00%

Because the Closing Level of the Underlying is less than the Initial Underlying Level on each Observation Date on and after the eighth Observation Date (which is approximately two years after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level is less than the Coupon Barrier, the Issuer will pay you on the Maturity Date $1,000.00 per Note, which is equal to your principal amount, but the Issuer will not pay any Contingent Coupon on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of the Underlying was less than the Coupon Barrier on each Observation Date prior to the Final Valuation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes. Accordingly, the Issuer will have paid a total of $1,000.00 per Note for a total return of 0.00% on the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the interest payments on the Notes in that year according to the “projected payment schedule” determined by us (and the projected amounts of the periodic payments will not be separately includible in your income). Although it is not entirely clear how the comparable yield should be determined when a debt instrument may be called prior to maturity, we will determine the comparable yield based upon the term to maturity of the Notes assuming no automatic call occurs. For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of your Notes, unless you timely disclose and explain the use of other estimates to the Internal Revenue Service (the “IRS”). Any income recognized upon a sale or exchange of a Note (including redemption upon automatic call or at maturity), will be treated as interest income for U.S. federal income tax purposes. You generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the remaining amounts payable on the Notes are treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest payments on the Notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” for the Notes is a rate of 5.98% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of the following projected amounts.

Coupon Payment Dates	Projected Payment Amounts (per Note)
December 29, 2023	$17.25
April 2, 2024	$17.25
July 1, 2024	$17.25
October 1, 2024	$17.25
December 31, 2024	$17.25
March 31, 2025	$17.25
July 1, 2025	$17.25
October 1, 2025	$17.25
December 31, 2025	$17.25
March 31, 2026	$17.25
July 1, 2026	$17.25
September 30, 2026	$17.25
December 31, 2026	$17.25
April 1, 2027	$17.25
June 30, 2027	$17.25
September 29, 2027	$17.25
December 31, 2027	$14.36
March 29, 2028	$0.00
June 29, 2028	$0.00
September 29, 2028	$1,000.00

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per Note)
September 29, 2023 through December 31, 2023	$15.15	$15.15
January 1, 2024 through December 31, 2024	$59.01	$74.16
January 1, 2025 through December 31, 2025	$58.41	$132.57
January 1, 2026 through December 31, 2026	$57.60	$190.17
January 1, 2027 through December 31, 2027	$57.26	$247.43
January 1, 2028 through September 29, 2028	$42.93	$290.35

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the amounts of contingent payments that we will pay on the Notes.

S&P 500® Index

The Underlying consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 2, 2013 through September 27, 2023, based on the daily Closing Levels of the Underlying. The Closing Level of the Underlying on September 27, 2023 was 4,274.51. The dotted line represents the Coupon Barrier of 3,205.88, which is equal to 75.00% of the Initial Underlying Level.

We obtained the Closing Levels of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price indicated on the cover of this pricing supplement. All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $1,000 per Note and will not receive a sales commission.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 14, 2023, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 14, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 14, 2023, which has been filed as an exhibit to the report on Form 6-K referred to above.